American Water Star, Inc. Announces Present and Future Sales
                             Efforts

LAS VEGAS, NV - (BUSINESS WIRE) - July 6, 2005 - American Water Star, Inc. (AMEX: AMW-News), announces their current sales strategy and significant events relative to present and future sales efforts, including inventory status. The following is a brief summary of events:

  -  We recently shipped our Hispanic line of beverages, Geyser
     Fruta, into Mexico for our new customer, Go For Value. With Go For Value projecting 55 stores by 2006, we plan to expand our Latin beverage program to accommodate their growth.

  -  Our new distributors include:  Sysco Foods in Arizona, U.S.
     Foods in Arizona, and Absolut Sales & Marketing in Fairfield, New
     Jersey.

  -  AMW is in negotiations with a prominent
     national/international bottler to manufacture and produce three gallon and five gallon water container products that will be sold through two of the country's largest retailers.

  - Uni-Bev, a distributor in southern Florida, is preparing an announcement regarding an agreement with AMW for the sale of water and beverage in Canada and Haiti. Uni-Bev's parent company, Uteco is the Coca-Cola T bottler for Haiti and has a successful micro-brewery in Canada.

  - AMW has reached an agreement in principal to sell water and beverage to a regional food chain based in San Diego, estimated to begin mid-July.

  - 70% of our excess product inventory has been purchased by a nationally prominent retailer for immediate distribution. The significant reduction in present inventory will impact the opportunity for greater distribution and market presence nationally.

AMW's Subsidiary, C.R.D. of Nevada

Colorado River Distributors recently introduced AMW's new `Vegas Ice', a private label water product which resulted in enthusiastic public response. C.R.D. currently distributes a product line that includes AMW's Geyser and Hawaiian Tropic lines, Coca-Cola hard products, Perrier, Gatorade and Tropicana products. New additions to the distribution line include Desert Ice, Arizona Ice Tea, NicLiteT, and The Stirling Club at Turnberry as well as other private label accounts.

"Due to the additions of new accounts we have increased C.R.D. staff and added more trucks to C.R.D.'s fleet to accommodate the new business," said Rich Mesnick, V.P. of Sales for American Water Star. "I am pleased in the direction C.R.D. has taken including taking steps to apply for a liquor distribution license."

About: American Water Star, Inc.:

American Water Star, Inc. ("AMW") is a publicly traded company and is engaged in the beverage bottling industry. Its product brands are licensed and developed in-house, and bottled in strategic locations throughout the United States. AMW's beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

At AMW, we believe our great-tasting, new zero sugar; zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Our product line consists of four branded beverages: Geyser Sport; Geyser Fruit; Geyser Fruta; and Hawaiian Tropic. Geyser Sport is a sugar-free, calorie-free, carb-free fruit flavored beverages fortified with vitamins and calcium, offered in eight different fruit flavors. Geyser Fruit is a non-carbonated water with a low sugar content, also offered in eight different flavors. Geyser Fruta is targeted to the Hispanic market and includes authentic Latin flavored beverages. Our Hawaiian Tropic products feature sugar-free, no carbohydrate, caffeine-free, sodium-free tropical drinks offered in four flavors.

Forward-Looking Statements:

This press release may contain statements that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to, the success of Geyser Fruta in Mexico; actual expansion of AMW's Latin beverage program; any benefits of the new distributing agreements; the reputation of new distributors and actual distribution of AMW products; a final agreement being reached and any benefits from AMW's relationship with a new bottling manufacturer; a final agreement being reached with Uni-Bev and actual sales of AMW water and beverage in Canada and/or Haiti; actual distribution of AMW's products in San Diego; the success of new distribution lines of C.R.D. of Nevada; the ability to obtain a liquor distribution license; our ability to become an industry leader; changes in economic conditions; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; our ability to capture market share; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to achieve earnings goals; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Redwood Consultants, LLC.
Jens Dalsgaard,  415-884-0348